Exhibit 10.7

5.11, INC.

FIRST AMENDED AND RESTATED EMPLOYMENT AGREEMENT

MATT HYDE

THIS FIRST AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made as of August 26, 2020 (“Effective Date”), between 5.11, Inc., a California corporation (the “Company”), and Matt Hyde (“Executive”) and amends and restates in its entirety that certain 5.11, Inc. Employment Agreement by and between Executive and the Company dated as of August 27, 2018.

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment. The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date hereof and ending two (2) years from the Effective Date (the “Employment Period”).

2. Position and Duties.

(a) During the Employment Period, Executive shall serve as the Executive Chairman of the Company and shall have the normal duties, responsibilities, functions and authority customarily associated with such position and such other duties and responsibilities as may be assigned from time to time to Executive by the Company’s Board of Directors (the “Board”), all subject to the power and authority of the Company’s shareholders to expand or limit such duties, responsibilities, functions and authority.

(b) Executive shall report to the Board, and Executive shall perform Executive’s duties, responsibilities and functions to the Company and its Subsidiaries hereunder in a diligent, trustworthy, professional and efficient manner and shall comply with the policies and procedures of the Company and its Subsidiaries and will cooperate fully with the Board and the Executive Committee in the advancement of the best interests of the Company. So long as Executive is employed by the Company, Executive shall not, except as provided herein or with the prior written consent of the Board, (i) render to any other person, corporation, firm, company, joint venture or other entity any services, or (ii) engage in any other activity, and in each of the case of (i) and (ii), that would directly compete with the business of the Company and its Subsidiaries in designing, making, manufacturing, selling, distributing, sourcing and/or marketing tactical or tactical-inspired: apparel, outerwear, nylon, footwear, gear and/or accessories (“Competitive Businesses”). Notwithstanding the foregoing, Executive may engage in charitable, civic, fraternal and trade association activities. Further, nothing in this Agreement shall limit Executive’s ability to: (i) serve as a member of any board of directors for any entity on which Executive currently serves as a director; (ii) serve as a member of any board of any non-profit organization; (iii) manage passive, non-competitive personal investments, including, without limitation beneficially owning up to 5% of the outstanding equity securities of a for-profit business, firm, entity or organization, the equity securities of which are publicly traded; or (iv) engage in activities as otherwise agreed by the Board in writing, such agreement not to be unreasonably withheld (each a “Permitted Service”).

(c) For purposes of this Agreement, “Subsidiary” shall mean any corporation or other entity of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, now or hereafter, owned directly or indirectly by the Company.

3. Compensation.

(a) Salary. During the Employment Period, Executive’s salary shall be Fifty Thousand Dollars ($50,000.00) per calendar month ($600,000.00 per annum), to be paid in accordance with the Company’s customary payroll practices (the “Salary”).

(b) Business Expenses. During the Employment Period, the Company shall reimburse Executive for all reasonable business expenses necessarily incurred by Executive in the course of performing Executive’s duties and responsibilities under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses. For the avoidance of doubt, the Company expressly agrees to reimburse Executive, to the extent applicable, for a corporate apartment in Irvine, California, as well as for expenses related to travel to and from Irvine, California.

(c) Payroll Withholdings. From each payment to Executive of Salary and bonus, if any, the Company may report, withhold and pay to the proper governmental authorities any and all amounts required by law to be withheld for federal, state and local income and employment taxes, and any and all other amounts required by law to be reported and/or withheld from Executive’s Salary. The Company may also deduct from Executive’s Salary payments those sums authorized by Executive in writing and approved by the Company. The Company may make those payments and contributions, such as unemployment insurance premiums, workers’ compensation insurance premiums, the employer’s portion of state disability insurance premiums, and the employer’s portion of federal employment taxes, which are required by law to be made by the Company.

(d) Equity Compensation. Executive will be eligible to participate in the 5.11 ABR Corp. (“Parent”) 2016 Stock Option Plan (as it may hereafter be amended and otherwise modified and continued, the “Parent Option Plan”) and in accordance therewith: 1) on September 4, 2018, Executive was granted the option to purchase up to 930,542 shares of the Common Stock of the Parent at a price per share equal to $5.00 (the “2018 Option”), such 2018 Option representing 2% of the total outstanding equity of Parent on a primary basis as of such date, and subject to the terms and conditions of the Parent Option Plan, the stock option agreement memorializing such 2018 Option grant (collectively, the “2018 Equity Award Documents”), and Executive’s continued service to the Company, the 2018 Option shall be fully vested as of September 4, 2020; and 2) upon execution and delivery of this Agreement, Executive shall be granted the option to purchase up to 465,271 shares of the Common Stock of the Parent at a price per share equal to the fair market value of such shares as of the grant date (the “2020 Option”), subject to the terms and conditions of the Parent Option Plan, the stock option agreement memorializing such 2020 Option grant (collectively, the “2020 Equity Award Documents”), and Executive’s continued service to the Company, the 2020 Option shall vest over Executive’s two-year Employment Period, with 50% vesting on the first anniversary of the Effective Date and the Option being 100% vested on the second anniversary of the Effective Date.

4. Termination of Employment.

(a) Termination. This Agreement, the Employment Period and the employment of Executive by the Company may be terminated at any time as follows:

(i) By mutual agreement of the parties;

(ii) By the Company if Executive dies or becomes Disabled. For purposes of this Agreement, “Disabled” shall mean any mental or physical illness or disability that renders Executive unable to perform the essential functions of Executive’s position for (A) any period more than thirty (30) consecutive days or (B) an aggregate of thirty (30) days during any twelve month period, notwithstanding reasonable accommodation by the Company of Executive’s known physical or mental disability, in accordance with the Americans with Disabilities Act and any other applicable state or local law governing the employment of qualified persons with a disability;

(iii) By the Company for Cause. For purposes of this Agreement, “Cause” shall mean with respect to Executive, one or more of the following: (A) willful violation of the Executive’s fiduciary duties to the Company, including the duty of loyalty and the corporate opportunity doctrine, (B) the indictment or conviction for, or the entry of a plea of nolo contendere (or similar plea) to a charge of, (1) any crime involving fraud, dishonesty, misappropriation or embezzlement, or (2) any felony, (C) any violation of law that causes material harm to the business of the Company or any of its subsidiaries, (D) failure to comply in any material respect with the Company’s reasonable and lawful orders or directives or the Company’s reasonable rules, regulations, policies, procedures or practices that are not inconsistent with applicable law, in each case, which results in material harm to the Company, (E) refusal to comply with the Company’s reasonable orders or directives or the Company’s reasonable rules, regulations, policies, procedures or practices that are not inconsistent with applicable law, (F) gross negligence or willful misconduct in connection with the performance of the Executive’s duties to the Company, and (G) any material breach by the Executive of this Agreement between such Executive and the Company;

(iv) By the Company without Cause, including, without limitation, termination of Executive’s employment as a result of a change in control of the Company;

(v) By Executive, voluntarily; provided that Executive agrees to give the Company not less than 90 days’ written notice of Executive’s resignation; and

(vi) Automatically upon expiration of the Employment Period without any further action by either party hereunder.

(b) Consequences of Termination.

Following any termination of Executive at any time during the Employment Period under paragraph 4(a), Executive (or, in the event of Executive’s death, Executive’s estate) shall be entitled to receive a lump sum payment equal to the accrued and unpaid portion of Executive’s Salary earned through the date of termination or death, plus any authorized business expenses incurred and un-reimbursed as of the date of termination or death. Such payments shall be made in accordance with the Company’s normal payroll practices, and, other than the payment of such amounts, the Company’s obligation to make any further payments of any kind or provide any benefits of any kind to Executive shall cease and terminate upon Executive’s date of termination.

(c) Resignation Upon Termination. Upon termination of Executive’s employment for any reason, Executive agrees and covenants that Executive shall immediately tender a resignation to the Company for any position held by Executive as an officer and member of the Company’s and each of its Subsidiaries’ Boards of Directors and any committee(s) thereof, unless otherwise agreed in writing by and between Executive and the Company.

(d) Suspension of 409A Payments. To the extent any amount payable under this Agreement on account of Executive’s termination of employment constitutes deferred compensation subject to Section 409A of the Internal Revenue Code, such payments shall be made when the Executive incurs Separation from Service (as such term is defined herein below). However, any payment or benefit under this Agreement that the Company reasonably determines is subject to Section 409A(a)(2)(B)(i) of the Internal Revenue Code shall be delayed to the extent required by Section 409A until a date that is six months and one day from the date of Executive’s Separation from Service (or the date of Executive’s death if earlier) (the “409A Suspension Period”). Within 10 days after the end of the 409A Suspension Period, the Company shall pay to Executive in one lump sum the aggregate of such delayed payments. After the 409A Suspension Period, Executive shall receive any remaining cash payments or benefits in accordance with the terms of this Agreement (as if there had not been any 409A Suspension Period beforehand). For purposes of this Agreement, “Separation from Service” shall have the meaning set forth in Treasury Regulation Section 1.409A-1(h)(1)(i); provided, however, that pursuant to Treasury Regulation Section 1.409A-1(h)(1)(ii), the parties hereby provide that a “separation from service” shall occur within the meaning of Treasury Regulation Section 1.409A-1(h)(1)(i) and (ii) as of the first date coincident with or following a termination of employment that the Company and Executive reasonably anticipate that the level of bona fide services that Executive will perform for Company (and any entity that would be considered the same “service recipient” as Company under Internal Revenue Code Section 409A)(collectively, the “Service Recipient”) in the future (whether as an employee or an independent contractor) will permanently decrease to a level equal to twenty percent or less of the average level of bona fide services Executive provided to the Service Recipient in the 36 months immediately preceding such date (or the full period of service to the Service Recipient if Executive has been providing services to the Service Recipient for less than 36 months).

5. Confidential Information.

(a) Executive acknowledges that the continued success of the Company and its Subsidiaries and affiliates depends upon the use and protection of a large body of confidential and proprietary information. All of such confidential and proprietary information now existing or to be developed in the future will be referred to in this Agreement as “Confidential Information.” Confidential Information will be interpreted as broadly as possible to include all information of any sort (whether merely remembered or embodied in a tangible or intangible form) that is (i) related to the Company’s or its Subsidiaries’ or affiliates’ current or potential business or is disclosed to the Company or its Subsidiaries by any third party pursuant to a confidentiality agreement, and (ii) is not generally or publicly known. Confidential Information includes, without specific limitation, information, observations and data created or obtained by Executive, or to which Executive otherwise has access, during the course of Executive’s performance of the services under this Agreement, information concerning acquisition opportunities in or reasonably related to the Company’s or its Subsidiaries’ or affiliates’ business or industry of which Executive becomes aware during the Employment Period, the persons or entities that are current, former or prospective suppliers or customers of any one or more of them during Executive’s course of performance of services under this Agreement, as well as development, transition and transformation plans, methodologies and methods of doing business, strategic marketing, product development and business expansion plans, including plans regarding planned and potential sales and financial projections, employee lists and telephone numbers, locations of sales representatives, product designs and specifications, including any future or proposed products, manufacturing techniques and information, integration processes and financial information and forecasts. Therefore, Executive agrees that Executive shall not at any time, directly or indirectly, (A) disclose or permit the disclosure of any Confidential Information to any person or firm other than the Company or any person or firm to which such disclosure would be protected by a reasonably restrictive confidentiality agreement with the Company, or (B) use or permit the use of any Confidential Information except in the ordinary course of performance of Executive’s duties. Notwithstanding the foregoing, the parties understand and agree that the Confidential Information shall not include any information that has been voluntarily disclosed to the public by the Company (except where such public disclosure has been made by the Executive without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means, including, without limitation, any information, which constitutes the same or similar information to that of Company’s Confidential Information, obtained by or discussed with Executive as a result of Executive’s Permitted Service (collectively, the “Excluded Confidential Information”). Executive agrees to deliver to the Company at the end of the Employment Period all memoranda, notes, plans, records, reports and other documents relating to the business of the Company or its Subsidiaries or affiliates (including, without limitation, all Confidential Information), whether on paper or in any other form or medium, and all copies thereof that Executive may then possess or have under Executive’s control. To the extent such delivery is not feasible, Executive agrees that (x) Executive will irretrievably erase all such materials from all computer memories and other media storage devices within Executive’s possession or control that are not so delivered to the Company, (y) Executive will not retain any copies, summaries or compilations (“versions”) of any such Confidential Information of any kind or in any form, and (z) Executive will provide written certification that Executive has irretrievably erased all such materials and have not retained any versions of such Confidential Information upon the Company’s request.

(b) During the Employment Period, Executive shall not use or disclose any confidential information or trade secrets, if any, of any former employers or any other person to whom Executive has an obligation of confidentiality, and shall not bring onto the premises of the Company or its Subsidiaries or affiliates or copy any such information to Company technology such as computers or other media storage devices any unpublished documents or any property belonging to any former employer or any other person to whom Executive has an obligation of confidentiality unless consented to in writing by the former employer or person. Executive shall use in the performance of Executive’s duties only information that is (i) generally known and used by persons with training and experience comparable to Executive’s and that is (x) common knowledge in the industry or (y) otherwise legally in the public domain, (ii) otherwise provided or developed by the Company or its Subsidiaries or affiliates or (iii) in the case of materials, property or information belonging to any former employer or other person to whom Executive has an obligation of confidentiality, approved for such use in writing by such former employer or person. If at any time during this employment with the Company or any Subsidiary, Executive believes Executive is being asked to engage in work that will, or will be likely to, jeopardize any confidentiality or other obligations Executive may have to former employers, Executive shall immediately advise the Board so that Executive’s duties can be modified appropriately.

(c) The obligations of Executive provided in this Section 5 shall last, as to any Confidential Information, for two (2) years following the termination of the Employment Period.

6. Intellectual Property, Inventions and Patents.

(a) Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable works, mask works and moral rights (in each case, whether or not including any Confidential Information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable or trademarkable) which (i)(A) are developed using the equipment, supplies, facilities or Confidential Information of the Company or its Subsidiaries, or (B) relate to the Company’s or its Subsidiaries’ actual or demonstrably anticipated business, research and development or existing or future products or services, or (C) result from work performed by Executive for the Company or its Subsidiaries in connection with the designing, making, manufacturing, selling, distributing, sourcing and/or marketing of tactical or tactical-inspired apparel, outerwear, nylon, footwear, gear (including backpacks, bags, packs) and/or accessories (the “Tactical Business”), and (ii) are conceived in connection with the Tactical Business, developed or made by Executive (whether solely or jointly with others) while employed by the Company and/or its Subsidiaries or after the termination of the Employment Period using the Company’s Confidential Information but specifically excluding any Excluded Confidential Information, whether before or after the Effective Date of this Agreement (“Work Product”), belong to the Company or such Subsidiary. Work Product does not include any discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable works, mask works and moral rights developed by Executive without the use of Confidential Information after the termination of the Employment Period or any Excluded Confidential Information developed by Executive for any Permitted Service whether during or after termination of the Employment Period. Executive shall promptly disclose Work Product to the Board and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish, confirm and perfect such ownership in the Company or its Subsidiaries, as applicable (including, without limitation, assignments, consents, powers of attorney, waivers of rights, including moral rights, and other instruments). Executive acknowledges that all original works of authorship protected by copyright included in the Work Product are “works made for hire” as defined in the United States Copyright Act, 17 U.S.C. §101 and similar state law that is applicable to this Agreement.

(b) As further consideration for the Company’s entering into this Agreement, Executive hereby assigns to the Company all right, title and interest Executive owns or at any time may have to the Work Product (whether during the Employment Period or after the termination of the Employment Period). At any time, whether during the Employment Period or after the termination of the Employment Period, upon reasonable request of the Company and at Company’s sole cost, Executive shall fully cooperate with and assist the Company to protect the Company’s right to and interest in the Work Product in any and all countries of the world, and, upon reasonable request of the Company and at Company’s sole cost, shall execute all documents and instruments and do all things that may be reasonably required in connection therewith. Notwithstanding the foregoing, this Section 6 does not apply to Work Product that qualifies fully as a non-assignable invention under the provisions of Section 2870 of the California Labor Code. By signing this Agreement, Executive acknowledges that Executive has received and reviewed the notification attached to this Agreement as Exhibit A and has disclosed to the Company all inventions that Executive believes are his property under Labor Code section 2870.

7. Indemnification; D&O Insurance. Executive shall be indemnified and held harmless to the fullest extent permitted or authorized by the Company’s Certificate of Incorporation and/or by-laws (the “Company’s Organizational Documents”), and, subject to the express provisions of the Company’s Organizational Documents, under the State of California General Corporation Law, as each may be amended from time to time. The rights conferred in this Section 7 shall, subject to the express provisions of the Company’s Organizational Documents: (i) continue as to Executive even if he ceases to be a director or officer of the Company, and (ii) shall inure to the benefit of Executor’s heirs, executors and administrators. The Company shall also add Executive as an additional insured under the Company’s directors’ and officers’ liability insurance policy (or policies) (the “D&O Insurance Policy”) to the same extent provided to its other senior executive officers generally. Nothing in this Agreement or the Release shall be deemed a waiver or release of, or otherwise reduce or limit in any way, Executive’s rights to benefits conferred under this Section 7 which shall survive expiration or termination of this Agreement.

8. Severability; Remedies.

(a) Whenever possible, each provision and term of this Agreement will be interpreted in a manner to be effective and valid, but, if any provision or term of this Agreement is held to be prohibited or invalid, then such provision or term will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement.

(b) Executive acknowledges the confidential and secret nature of Confidential Information and that the Company has devoted, and will continue to devote, considerable resources to the development or acquisition of the Confidential Information and Work Product. In light of this expenditure of resources, Executive further acknowledges (i) that the Confidential Information and Work Product has great economic value and is proprietary to the Company, (ii) that access to and use of the Confidential Information is necessary and essential to the performance of Executive’s duties and that development of Work Product is an inherent part of Executive’s duties, (iii) that Executive’s violation of Sections 5 or 6 would cause the Company to suffer immediate and irreparable harm and damage, (iv) that money damages would not provide an adequate remedy to the Company for any breach of Sections 5 or 6, and (v) that the restrictions and continuing obligations set forth in Sections 5 or 6 are fair and reasonably required for the protection of the Company and do not impose a greater restraint on Executive than is necessary to protect the rights and other business interests of the Company. Therefore, in addition and supplementary to other rights and remedies existing in its favor, the Company shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions thereof (without posting a bond or other security). Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it, at law or in equity, for any breach or threatened breach of this Agreement (including any of the provisions of Sections 5 or 6) by Executive.

(c) The prevailing party in any final adjudication, including through appeal, action to enforce the terms of this Agreement or otherwise determine the rights and obligations of the parties shall be entitled to recover reasonable attorneys’ fees and legal costs as determined by the court or arbitrator in any such final action.

9. Executive’s Representations. Executive hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound, (b) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity that conflicts with this Agreement and (c) upon the execution and delivery of this Agreement by the Company, this Agreement shall be a legal, valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that Executive has consulted with independent legal counsel regarding Executive’s rights and obligations under this Agreement and that Executive fully understands the terms and conditions contained herein.

10. Miscellaneous.

(a) Survival. Sections 4 through 10 shall survive and continue in full force and effect notwithstanding the termination of the Employment Period and this Agreement for the applicable periods, if any, specified in such Sections.

(b) Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to Executive:

Name: Mr. Matt Hyde

  [***]

Notices to the Company:

Board of Directors 5.11, Inc.

c/o Mr. Patrick A. Maciariello, Partner

Compass Group Management LLC

2010 Main Street, Suite 1220

Irvine, CA 92614

With a copy (which shall not constitute notice) to:

Compass Group Diversified Holdings LLC

301 Riverside Drive, Second Floor

Westport, CT 06880

Attention: General Counsel

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when delivered.

(c) Complete Agreement. This Agreement, those documents expressly referred to herein, including, without limitation, the 2018 Equity Award Documents, the 2020 Equity Award Documents and the Company’s D&O Insurance Policy and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt all prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(d) No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

(e) Counterparts. This Agreement may be executed in separate counterparts (including by means of facsimile or portable document format (PDF)), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(f) Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets or interests of the Company whether by purchase, merger, consolidation, reorganization or otherwise (in which case, the Company and its successor shall agree to assign this Agreement to such successor), and any such successor shall thereafter be deemed the “Company” for purposes of this Agreement. This Agreement will inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees, but otherwise will not otherwise be assignable, transferable or delegable by Executive. This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as otherwise expressly provided in this paragraph 10(f).

(g) Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of California, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

(h) Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Board) and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Employment Period with or without Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

(i) Corporate Opportunity. During the Employment Period, Executive shall submit to the Company all business, commercial and investment opportunities or offers presented to Executive, or of which Executive becomes aware, at any time during the Employment Period which relate to Competitive Businesses (“Corporate Opportunities”). Unless approved by the Board, Executive shall not accept or pursue, directly or indirectly, any Corporate Opportunities on Executive’s own behalf. For purposes of this Agreement, Corporate Opportunities does not include any business, commercial and/or investment opportunities or offers presented to any business or entity constituting a Permitted Service.

(j) Executive’s Cooperation. During the Employment Period and thereafter, Executive shall, at Company’s sole cost, reasonably cooperate with the Company and its Subsidiaries in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations and appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, all at times and on schedules that do not unreasonably interfere with Executive’s other activities and commitments). The Company shall reimburse Executive for any out of pocket expenses and lost wages, if any, incurred in connection with such cooperation.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY:

5.11, INC.

By:	/s/ Patrick A. Maciariello

Name:	Patrick A. Maciariello

Title:	Assistant Secretary

EXECUTIVE:

/s/ Matt Hyde
Matt Hyde

[Signature Page to First Amended and Restated Employment Agreement (Hyde)]

Exhibit A

LIMITED EXCLUSION NOTIFICATION

THIS IS TO NOTIFY you, in accordance with Section 2872 of the California Labor Code, that the obligations set forth in this Section 6 do not apply to an invention that you developed entirely on your own time without using the Company’s equipment, supplies, facilities, or trade secret information unless the invention either: (1) relates at the time of conception or reduction to practice of the invention to the Company’s business, or action or demonstrably anticipated research or development of the Company; or (2) results from any work performed by you for the Company. To the extent a provision in this Section 6 purports to require you to assign an invention otherwise excluded from this paragraph, the provision is against the public policy of California and is unenforceable. However, this limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

You must disclose on Exhibit B all inventions that have been developed by you, whether solely or jointly with others, for the purpose of determining the parties’ respective rights to the invention. Moreover, during the course of your employment with the Company, you must promptly disclose all inventions developed by you, whether solely or jointly with others, for the purpose of determining the parties’ respective rights to the invention.

Exhibit B

LIST OF

INVENTIONS

December 30, 2020

Matt Hyde

Executive Chairman

5.11, Inc.

Re: Amendment to Employment Agreement

Dear Matt:

To confirm our recent discussions, 5.11, Inc. (the “Company”) desires to make certain modifications to that certain First Amended and Restated Employment Agreement, dated August 26, 2020 (the “Agreement”) in order to (a) accurately reflect the salary history since such date and (b) document the change in salary going forward. More specifically, Section 3(a) of the Agreement shall be, and it hereby is, effective December 28, 2020 and subject to the conditions noted herein, amended and restated in its entirety to read as follows:

(a) Salary. During the Employment Period, Executive’s salary shall be Forty-Six Thousand One Hundred Fifty-Four Dollars ($46,154.00) per each of the Company’s bi-weekly pay period ($1,200,000 per annum) from August 26, 2020 through December 27, 2020. Commencing December 28, 2020 and continuing through the remainder of the Employment Period, Executive’s salary shall be Eighteen Thousand Three Hundred Forty Dollars ($18,340.00) per each of the Company’s bi-weekly pay period ($478,131 per annum) to be paid in accordance with the Company’s customary payroll practices (the “Salary”).

Terms that are capitalized herein but not otherwise defined shall have the terms ascribed to them in the Agreement. Except for these modifications, all other terms and conditions of the Agreement, which are incorporated herein by reference, remain in full force and effect and will apply to the terms of this letter.

To indicate your acceptance of this modification, please sign this letter, below, and return it to my attention. Thank you for your ongoing assistance.

Sincerely,

5.11, Inc.

By:	/s/ Patrick A. Maciariello
Patrick A. Maciariello
Assistant Secretary

Acknowledged & Agreed:

By:	/s/ Matt Hyde

Matt Hyde
Executive
Date:

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